FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.       Name and Address of Reporting Person

         Bartolotta                   Charles                      J.
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           (Last)                     (First)                   (Middle)

         c/o Mediacom Communications Corporation, 100 Crystal Run Road
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                                    (Street)

         Middletown                    NY                     10941
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         (City)                     (State)                   (Zip)

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2.       Date of Event Requiring Statement  (Month/Day/Year)

         10/02/2000
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3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.       Issuer Name and Ticker or Trading Symbol

         Mediacom Communications Corporation (MCCC)

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5.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         [   ]   Director                       [   ]   10% Owner
         [ X ]   Officer (give title below)     [   ]   Other (specify below)
         Senior Vice President, Field Operations
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6.       If Amendment, Date of Original (Month/Day/Year)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         [ X ]  Form filed by One Reporting Person
         [   ]  Form filed by More Than One Reporting Person

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
             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

------------------------------- ---------------------------- ---------------------------- ----------------------------

                                2. Amount of Securities       3. Ownership Form:           4. Nature of Indirect
1. Title of Security               Beneficially Owned            Direct (D) or                Beneficial
   (Instr. 4)                      (Instr. 4)                    Indirect (I) (Instr. 5)      Ownership (Instr. 5)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Class A Common Stock                       2,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
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

*    Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

If the form is filed by more than one reporting person,  see Instruction 5(b)(v)


               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------- ------------------------ ------------------------------ ------------------ ---------------- -------------------

                                                                                             5. Ownership
                                                                                                Form of
                                                                                                Derivative      6. Nature of
1. Title of        2. Date                  3. Title and Amount of       4. Conversion or       Security:          Indirect
   Derivative         Exercisable and          Securities Underlying        Exercise Price      Direct (D)         Beneficial
   Security           Expiration Date          Derivative Security          of Derivation       Indirect (I)       Ownership
   (Instr. 4)         (Month/Day/ Year)        (Instr. 4)                   Security            (Instr. 5)         (Instr. 5)
----------------- ------------------------ ------------------------------ ------------------ ---------------- -------------------
                  Date         Expiration  Title          Amount or
                  Exercisable  Date                       Number of
                                                          Shares
----------------- ------------ ----------- -------------- --------------- ------------------ ---------------- -------------------
Stock Options         (1)       10/01/2010   Class A          50,000          $7.00               D
(Right to Buy)                               Common Stock
----------------- ------------ ----------- -------------- --------------- ------------------ ---------------- -------------------
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

Explanation of Responses: (1) The option is subject to vesting in five equal annual installments beginning on April 2, 2001.

By:  /s/ Charles J. Bartolotta                               10/10/2000
     ---------------------------------------------       ------------------
     **Signature of Reporting Person                            Date
     Charles J. Bartolotta

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

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